Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 19, 2015

Thank you, Bill, good morning!

I am very proud of our Rail and Leasing Groups’ record setting performance in 2014. The focused efforts of our dedicated TrinityRail team continue to enhance our efficiencies and flexibility while driving premier performance. Our business has solid momentum moving into 2015 amid healthy railcar market fundamentals. We continue to benefit from broadening railcar demand.

During 2014, the North American railcar industry experienced very strong demand, reporting a record number of industry orders for new railcars. Market demand drivers for new railcars shifted from largely “crude-by-rail” related at the start of the year, to more broad-based market drivers as the year progressed. The expansion in the downstream energy markets as well as the economic recovery in North America resulted in increased demand for a broad range of rail cars.

The industry received more tank car orders during 2014 than the previous year, despite the pause in orders for tank cars affected by pending HM 251 regulations. Many of the tank cars ordered in 2014 will transport refined petroleum products, chemicals, liquefied gases, acids, and fertilizers. Once HM 251 is finalized, we expect demand for tank cars to increase further.

The freight car market rebounded sharply in 2014 benefiting from a broadening of demand as the year progressed, with orders supporting not only the energy markets but, agricultural, automotive, construction and steel industries, as well. With over 600,000 railcars in the North American railcar fleet over 20 years old and over 440,000 railcars over 30 years old, replacement of the aging fleet is also a key factor driving freight car demand.

At the end of the year, the industry backlog stood at a record 143,000 railcars reflecting a healthy and diverse mix covering many different commodity services. During the fourth quarter, TrinityRail received orders for 17,770 new railcars. At year end, our backlog stood at 61,035 railcars with a new record value of $7.2 billion. This level of backlog provides TrinityRail with an unprecedented level of visibility to plan our production. We are pleased with the diversification of our order backlog consisting of a broad mix of tank and freight car types. Given the considerable attention paid to “crude-by-rail,” some may assume that a disproportionate share of our backlog is intended for crude oil service. In fact, the vast majority of the crude oil tank cars remaining in our backlog will be delivered in 2015 and only comprise a modest segment of our production plans. We look forward to an increase in demand for tank cars serving the crude-by-rail market once HM 251 is finalized.

Solid order inquiries thus far in the first quarter continue to reflect a broad mix of railcars. New railcar orders taken today will result in shipments well into 2016 and, for some railcar types, into 2017.

Due to our extensive backlog, comprised of a broad mix of tank and freight cars, TrinityRail continues to benefit from extended production runs that generate high levels of productivity and efficiency. During the fourth quarter, our Rail Group set another record, our 8th consecutive, for quarterly revenues and operating profit with the delivery of 8,460 railcars. For the full year, we delivered a record 30,255 railcars. In 2015, we expect railcar deliveries in the range of 32,000 to 34,000, establishing another new record level.

We continue to make investments in our business to prepare for the new HM 251 tank car regulations which are expected from the U.S. Department of Transportation and Transport Canada on or before May 31st. TrinityRail is well positioned to meet increased demand for both new built tank cars and modifications to existing tank cars once the regulations are put in place.

During the fourth quarter, our Leasing Group reported an increase in year-over-year revenue and operating profit due to strong market fundamentals and new additions to the wholly-owned lease fleet. Rail fleet utilization remains quite high across the industry and lead times for new railcars continue to be extended. These factors, combined with stable new railcar prices, continue to drive strong lease renewal rate increases and favorable renewal terms across most railcar types. I expect that our lease fleet performance will continue to benefit in 2015 from these healthy rail market fundamentals.

Our total lease fleet portfolio now stands at 75,930 railcars after taking delivery of 1,420 railcars in the fourth quarter. At the end of the year, 28% of the railcars in our order backlog were committed to customers of our leasing business, bringing our existing lease backlog to $2.0 billion.

We continue to develop relationships with institutional investors interested in owning leased railcars and who would like Trinity to manage their investments. Our strong lease origination capabilities and large, diverse lease fleet make us an attractive partner for financial institutions who consider leased railcars to be good long term investments. With the current high level of market liquidity and interest by financial institutions, I expect transactional earnings from sales of our leased railcars to continue during 2015.

In summary, TrinityRail’s integrated business platform is well positioned and responding effectively to strong railcar demand. During 2014, our Rail Group and Leasing and Management Services Group delivered outstanding results. I expect our performance to be strong in 2015, as well. Our operating and financial flexibility continues to differentiate TrinityRail, enhancing our position as a premier provider of railcar products and services.

I will now turn it over to James for his remarks.